EXHIBIT 99.2

SAB Biotherapeutics Announces Election of Rear Admiral (retired) Scott Giberson, RPh, MPH, D.Sc., to Board of Directors

SIOUX FALLS, S.D., July 11, 2022 -- SAB Biotherapeutics (Nasdaq: SABS), (SAB), a clinical-stage biopharmaceutical company with a novel immunotherapy platform that produces specifically targeted, high-potency, fully human polyclonal antibodies without the need for human donors, today announced the appointment of Rear Admiral (RADM), retired, Scott Giberson, a former Assistant U.S. Surgeon General and two-star admiral with the U.S. Public Health Service to SAB’s Board of Directors, effective July 7, 2022. RADM Giberson retired after a decorated career and 27 years of service. In 2018, the Military Officers Association of America selected him as one of the “Top 100 Veterans in the Last 100 Years you Need to Know.”

Currently, RADM (ret.) Giberson is the President of AMI Expeditionary Healthcare, a company that provides medical services to international aid organizations, humanitarian concerns, the private sector and government agencies in a wide range of remote and challenging environments.

“RADM (ret.) Scott Giberson’s impressive career working in the U.S. government combined with expertise in healthcare is a valuable and welcomed addition to SAB’s Board of Directors,” said Samuel J. Reich, Executive Chairman of SAB. “As SAB continues to develop and harness our proprietary technology to address today’s most pressing unmet medical needs, we look forward to RADM (ret.) Giberson’s future contributions to the Board.”

RADM (ret.) Giberson served as the acting Deputy Surgeon General of the United States (2013-2014), where he worked with the U.S. Surgeon General to develop and deliver scientific information to the public. In that role, he served as the Surgeon General’s principal liaison with health leadership in the Department of Defense, Department of Homeland Security, and Department of Health and Human Services, among others. He held additional executive positions as the Senior Advisor to the Office of Surgeon General, Director of Commissioned Corps Headquarters, Chief Pharmacist of the U. S. Public Health Service, and Senior Public Health Advisor for Pacific Command’s Center of Excellence in Disaster Management and Humanitarian Assistance. In 2014, he also served as overall Commander of the Commissioned Corps’ Ebola Response in West Africa.

“Ensuring high-quality care and services are provided to those in need has been a cornerstone of my career,” said RADM (ret.) Giberson. “SAB is poised to help address some of the world’s most significant health needs, such as C. difficile and type-1 diabetes. I am honored to join such an innovative company in their endeavors to improve global public health.”

Early in his career, he worked in several Indian Health Service (IHS) facilities where he was credentialed as a pharmacist and as a mid-level provider in family medicine. He also served as the Director of the IHS National HIV/AIDS Program and was a contributing author to the President’s National HIV/AIDS Strategy.

Beyond his remarkable career history, RADM (ret.) Giberson has authored numerous articles and delivered more than 100 keynote lectures on leadership, pharmacy, global health, and public health, as well as multiple university commencements. He has been interviewed on various TV and radio affiliates and serves on several academic boards. Additionally, he has received multiple service awards including the Defense Meritorious Service Medal and the Surgeon General’s Medallion. In 2015, he received the Presidential Unit Citation from President Obama in the Oval Office.

RADM (ret.) Giberson graduated from Temple University and University of Massachusetts/Amherst with a BS Pharm, MPH, and graduate certificate in Health Emergencies in Large Populations. He has received three honorary Doctoral degrees (one for his pioneering work in interprofessional practice) and is a Fellow of the Wharton Business School Executive Leadership Program.

About SAB Biotherapeutics, Inc.

SAB Biotherapeutics, Inc. (SAB) is a clinical-stage, biopharmaceutical company advancing a new class of immunotherapies leveraging fully human polyclonal antibodies with a focus on building a leading immune and autoimmune disorders pipeline. SAB has applied advanced genetic engineering and antibody science to develop transchromosomic (Tc) Bovine™ that produce fully human antibodies targeted at specific diseases, including infectious diseases such as COVID-19 and influenza, immune and autoimmune disorders including type 1 diabetes and organ transplantation, and cancer. SAB’s versatile DiversitAb™ platform is applicable to a wide range of serious unmet needs in human diseases. It produces natural, specifically targeted, high-potency, human polyclonal immunotherapies. SAB currently has multiple drug development programs underway and collaborations with the US government and global pharmaceutical companies. For more information on SAB, visit: https://www.SAb.bio/and follow SAB on Twitter and LinkedIn.

Forward-Looking Statements

Certain statements made in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding future events, including the development and efficacy of SAB-195 (C. Diff), SAB-176 (Influenza), SAB-142 (Type 1 Diabetes & Immunology), SAB-185 (COVID-19), and our other discovery programs; our cash runway into 2023; and potential future government and third-party collaborations or funded programs. These statements are based on the current expectations of SAB and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict, may differ from assumptions, and are beyond the control of SAB. A further description of risks and uncertainties can be found in the sections entitled “Risk Factors” in SAB’s most recent Annual Report on Form 10-K, most recent quarterly reports on Form 10-Q, and in other filings SAB makes with the Securities and Exchange Commission, available at https://www.sec.gov/. Except as otherwise required by law, SAB disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or circumstances, or otherwise.